Contact:	Gilbert L. Danielson
Executive Vice President
Chief Financial Officer

Aaron’s, Inc. to Close
Office Furniture Division;
Will Record Charges
From Shutdown;
Reduces Earnings Guidance

ATLANTA, June 29, 2010 – Aaron’s, Inc. (NYSE: AAN), the nation’s leader in the sales and lease ownership and specialty retailing of furniture, consumer electronics, home appliances and accessories, today announced it is ceasing the operations of its Aaron’s Office Furniture division and reducing its 2010 earnings guidance.

During the second quarter the Company closed all but four of its Aaron’s Office Furniture stores and plans to have the remaining stores closed by September 30, 2010.  It is anticipated that the Company’s pre-tax earnings will be negatively impacted by up to $9.5 million, or approximately $.07 per diluted share, relating to the closure of the division.  The Company anticipates recording over 70% of this amount as a charge to operating expenses in the second quarter of 2010 and most of the remainder is estimated to be incurred and recorded by the end of 2010.  These charges will include the write-down and cost to dispose of office furniture, estimated future lease liabilities for closed stores, the write-off of leaseholds, severance pay, and other associated costs of closing the stores and winding down the division.

The Aaron’s Office Furniture division had revenues in 2009 of $16.5 million and a pre-tax loss of $7.8 million. For the first quarter of 2010 revenues were $3.9 million with a pre-tax loss of $1.4 million, and it is expected revenues will be less in the second quarter with comparable losses.

“When we sold our legacy residential rent-to-rent business in 2008 we decided to keep the 13 Aaron’s Office Furniture stores,” stated Robert C. Loudermilk, Jr., President and Chief Executive Officer of Aaron’s.  “At the time we believed there were still opportunities in the leasing and selling of office furniture.  However, the office furniture business is highly cyclical, and with the economic conditions of the last several years the stores have experienced declining revenue and have not been profitable.  With no growth or profitability in sight, rather than spending more effort attempting to build this business and incur additional losses, we concluded we should exit the office furniture market and concentrate our future efforts on our sales and lease ownership stores.”

Outlook

Based upon preliminary results so far in the second quarter, it is anticipated that same store revenue and customer growth in the Aaron’s Sales & Lease Ownership division will be a little less than expected, and although overall revenue targets are not expected to materially change, the Company is adjusting its earnings forecast to primarily reflect lower store revenue growth.  Including the above mentioned $9.5 million of charges relating to closing the office furniture division, the Company is reducing its earnings guidance for the second quarter to a range of $.29 to $.33 per diluted share from the previous guidance of $.37 to $.41 per diluted share, and for the year to $1.36 per diluted share to $1.48 per diluted share from the previous guidance of $1.48 per diluted share to $1.60 per diluted share.

“Our Aaron’s Sales & Lease Ownership business continues to grow and gain customers, but we believe many customers are cautious as the current economic conditions are having an effect of them,” Mr. Loudermilk continued.  “Traffic in the stores has remained good and we still look forward to having an outstanding year.”

Conference Call

Aaron’s will hold a conference call to discuss its quarterly financial results on Monday, July 26, 2010, at 5:00 pm Eastern Time. The public is invited to listen to the conference call by webcast accessible through the Company’s website, www.aaronsinc.com, in the “Investor Relations” section.  The webcast will be archived for playback at that same site.

Aaron’s, Inc., based in Atlanta, currently has more than 1,725 Company-operated and franchised stores in 48 states and Canada.  The Company’s MacTavish Furniture Industries division manufactured approximately $72 million at cost of furniture and bedding at 11 facilities in five states in 2009.  The majority of production of MacTavish is for shipment to Aaron’s stores.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron’s, Inc.’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements.  These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, customer demand and other issues, and the risks and uncertainties discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.  Statements in this release that are “forward-looking” include without limitation Aaron’s projected revenues, earnings, and store openings for future periods.